Exhibit 99.1
Reporting Person:  MatlinPatterson LLC

Issuer Name and Ticker Symbol:  Polymer Group, Inc. (POLGA.OB)

Date of Event Requiring Statement:   11/12/04

Footnotes

(1) MatlinPatterson Global Opportunities Partners L.P. ("Matlin Partners (Delaware)") is the direct beneficial owner of 4,763,929 shares of Class A Common Stock, MatlinPatterson Global Opportunities Partners (Bermuda) L.P. ("Matlin Partners (Bermuda)") is the direct beneficial owner of 1,660,066 shares of Class A Common Stock and MatlinPatterson Global Opportunities Partners B, L.P. ("Matlin Partners B," and together with Matlin Partners (Delaware) and Matlin Partners (Bermuda), "Matlin") is the direct beneficial owner of 158,892 shares of Class A Common Stock. MatlinPatterson Global Partners LLC ("Matlin Global Partners") is the general partner of Matlin. MatlinPatterson Global Advisers LLC ("Matlin Advisers") is the investment advisor to Matlin. MatlinPatterson Asset Management LLC ("Matlin Asset Management") is the managing member of Matlin Global Partners and Matlin Advisers. MatlinPatterson LLC ("MatlinPatterson") is the managing member of Matlin Asset Management. David J. Matlin and Mark R. Patterson each own 50% of the membership interests of MatlinPatterson. Mark R. Patterson is signing this form on his own behalf, as chairman of Matlin Advisers and Matlin Asset Management, as a member of MatlinPatterson, as director of Matlin Global Partners and on behalf of Matlin, as director of their general partner, Matlin Global Partners. David J. Matlin is signing this form on his own behalf. Matlin Global Partners, Matlin Partners (Delaware), Matlin Partners (Bermuda), Matlin Partners B, Matlin Asset Management, Matlin Advisers, MatlinPatterson, David J. Matlin and Mark R. Patterson (the "Reporting Persons") each disclaim beneficial ownership of the reported Class A Common Stock except to the extent of their pecuniary interests therein.